UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________
FORM 8-K
_______________________

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 7, 2011
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TIVO INC.
(Exact name of registrant as specified in its charter)
_______________________

Delaware	000-27141	77-0463167
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2160 Gold Street,
Alviso, California	95002
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (408) 519-9100

(Former name or former address, if changed since last report.)
_______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)
     On September 7, 2011, our Board of Directors appointed David B. Yoffie as a member of the Board. In connection with Mr. Yoffie's appointment, the Board determined that Mr. Yoffie shall serve as a non-employee, independent member of our Board. With the election of Mr. Yoffie to the Company's Board, the Board now has a total of 7 members, of which 6 serve as non-employee, independent directors.

The Company's press release announcing Mr. Yoffie's appointment to the Board is attached hereto as Exhibit 99.1.
As a new non-employee director, Mr. Yoffie received an option to purchase 25,000 shares, which shall vest 1/48 per month over four years, and a grant of restricted stock consisting of that number of shares of restricted stock calculated by dividing $100,000 by the closing trading price of the Company's common stock on the date of grant, which shall vest 25% annually on the grant anniversary over four years, each with a grant date of September 8, 2011 and each subject to his continued service to the Company. In accordance with changes to non-employee director compensation approved by the Company's Board on September 8, 2011 (as further described below), Mr. Yoffie will also be entitled to an annual retainer of $50,000 for service as a non-employee director and an annual equity grant on the date of each annual meeting of the Company's shareholders consisting of that number of shares of restricted stock calculated by dividing $100,000 by the closing trading price of the Company's common stock on the date of grant, all of which will vest on the first anniversary of the date of grant (however, Mr. Yoffie will receive a pro rata annual equity grant at 2012 annual meeting of Company's shareholders based on the number of months served by him).
ITEM 8.01. Other Events.
On September 8, 2011, the Company's Board approved the following changes to how the Company's non-employee directors are compensated:
Annual Cash Retainers: The annual cash retainer of $20,000 each non-employee director is currently entitled to receive will be increased to $50,000, which will now be paid on a quarterly basis in arrears.
In addition to the increase to the annual cash retainer paid to all non-employee directors, chairs of the Audit, Compensation, Nominating and Governance and all other committees are also eligible to receive an annual cash retainer for their service as the chairs of these committees and those annual committee chair cash retainers, which will also now be paid on a quarterly basis, were increased from $20,000 to $25,000 for the Audit Committee Chair, from $10,000 to $15,000 for the Compensation Committee Chair, and from $5,000 to $10,000 for the Nominating and Governance Committee Chair and all other committee chairs.
Furthermore, members of the Audit, Compensation, Nominating and Governance and all other committees are also eligible to receive an annual cash retainer for their committee service and those annual committee cash retainers, which will also now be paid on a quarterly basis, were increased from $5,000 to $10,000 for members of the Audit Committee, the members of the Compensation Committee received an increase from $3,000 to $7,500, and the members of the Nominating and Governance Committee and all other committees received an increase from $1,000 to $5,000.
The Board also pays a separate annual cash retainer of $50,000 (paid on a quarterly basis) to the director who serves as the Board's Lead Independent Director.
Board and Committee Meeting Attendance Fees: Non-employee directors do not receive any additional compensation for their attendance at Board meetings. Non-employee directors, however, will continue to receive an additional $2,000 for each committee meeting they attend during the year (paid quarterly).
Initial Equity Grants to New Board Members: Each new non-employee Board member who joins the Company's Board will, on the date the director commences service, receive an option to purchase 25,000 shares, which shall vest 1/48 per month over four years, and an initial equity grant of restricted stock consisting of that number of shares of the Company's common stock calculated by dividing $100,000 by the closing trading price of a share of the Company's common stock on the date of grant, all of which shall vest 25% annually on the grant anniversary over four years subject to continued service to the Company. New non-employee Board members will no longer receive a grant of 8,300 restricted shares of our common stock.
Annual Equity Grants: On the date of each Annual Meeting of Stockholders commencing in 2012, each continuing non-employee director (except those non-employee directors who joined the Board after the last Annual Meeting who will receive a pro rata annual equity grants based on the number of months served) will receive an award of restricted stock consisting of that number of shares of the Company's common stock calculated by dividing $100,000 by the closing trading price of a share of the Company's common stock on the date of grant, all of which will vest 100% on the first anniversary of their grant subject to continued service to the Company. The award of restricted stock will be made in lieu of the annual equity grants non-employee directors are currently entitled to receive which consists of an option to purchase 12,500 shares and 4,200 shares of restricted stock.
Board Ownership Guidelines: The Board also approved new equity ownership guidelines for non-employee directors which will require each non-employee director to own Company common stock having a fair market value equal to at least two times the Board annual cash retainer (equal to $100,000) within five years of the director joining the Board.

ITEM 9.01. Financial Statements and Exhibits.

(d)           The following exhibits are included with this Report:

Exhibit No.	Description
99.1	Press release of TiVo Inc., dated September 9, 2011, announcing the appointment of David B. Yoffie to TiVo's Board of Directors.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIVO INC.

Date: September 10, 2011	By:	__/s/ Anna Brunelle_____________
Anna Brunelle
Chief Financial Officer
(Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release of TiVo Inc., dated September 9, 2011, announcing the appointment of David B. Yoffie to TiVo's Board of Directors.